EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Three Months Ended
                                               June 30       June 30
                                                 1999          1998
                                               --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $22,924       $61,462
Amortization of capitalized interest                608           610
Interest expense                                  6,869         6,607
Interest portion of rental expense                  532           613

                                               --------      --------
Earnings                                        $30,933       $69,292
                                               ========      ========

Interest                                        $ 7,825       $ 8,019
Interest portion of rental expense                  532           613
                                               --------      --------
Fixed Charges                                   $ 8,357       $ 8,632
                                               ========      ========

Ratio of Earnings to Fixed Charges                 3.70          8.03
                                               ========      ========